NEGOTIABLE PROMISSORY NOTE

DATE:            October 16, 2018
LOAN AMOUNT:    $2,700,000.00
FOR VALUE RECEIVED, we promise to pay to the order of the Prince Edward Island Century 2000 Fund Inc. (“PEICFI”), at its Head Office at P.O. Box 1176, 94 Euston Street, 2nd Floor, Charlottetown, Prince Edward Island C1A 7M8, the principal sum of Two Million Seven Hundred Thousand----------xx/100 Dollars ($2,700,000.00) (hereinafter called “the principal”), with interest at the rate of Four percent (4.0%) per annum, calculated daily, not in advance, in equal consecutive monthly installments in the amount of Sixteen Thousand Three Hundred and Fourteen ------------66/100 Dollars ($16,314.66) principal and interest amortized, commencing on the 1st day of November, 2018 and continuing on the 1st day of each and every month thereafter up to and including the 1st day of October, 2023, on which date the balance of principal outstanding, together with accrued interest then unpaid, shall become due and payable.
Each of the said monthly, installments shall be applied firstly to unpaid interest accrued at the rate aforesaid and secondly in reduction of the principal. Interest shall accrue as well after as before maturity and both before and after default and installments of principal and interest in arrears shall bear interest at the rate aforesaid, which interest shall be payable forthwith as it accrues without notice or demand.
If any installment of principal or the accrued interest payable contemporaneously therewith remains unpaid after the date on which it becomes due, the whole of the principal and accrued interest shall forthwith become due and payable at the option of the PEICFI.
Principal may be repaid in whole, or in part, at any time, without penalty. Prepayments effect a permanent reduction of the loan, which may not be re-advanced to the undersigned thereafter. Partial prepayments shall be applied regressively on the last maturing instalments of principal.

AQUA BOUNTY CANADA INC.
Per:	/s/ David A. Frank

Per: